Intec Announces $30 Million Private Placement Ahead of Decoy Merger

July 26, 2021 at 8:00 AM EDT

- Private placement to be preceded by reverse share split and domestication merger

- Intec Israel to effect 1-for-4 reverse share split after market close on July 26, 2021

- Domestication merger to enter into effect prior to market open on July 27, 2021

- Holders of Intec Israel ordinary shares will become holders of Intec US shares of common stock

- At market open on July 27, 2021, Intec US will begin trading on the Nasdaq Capital Market instead of Intec Israel under Intec Israel’s existing symbol “NTEC”

JERUSALEM, July 26, 2021 /PRNewswire/ — Intec Pharma Ltd. (NASDAQ: NTEC) (“Intec Israel” or the “Company”), today announced that its wholly-owned subsidiary, Intec Parent, Inc. (“Intec US”), entered into a securities purchase agreement with a single, healthcare-focused institutional investor to raise $30 million in a private placement. The private placement is being consummated to satisfy one of the closing conditions of the previously announced reverse merger with Decoy Biosystems, Inc. (the “Decoy Merger”).

In connection with the Decoy Merger, Intec Israel plans to effect a 1-for-4 reverse share split of its outstanding ordinary shares for the purpose of meeting Nasdaq’s initial listing requirements. Upon effectiveness of the reverse share split, every four shares of Intec Israel’s outstanding ordinary shares will be combined into one ordinary share. In addition, proportionate adjustments will be made to the exercise prices and number of underlying shares of Intec Israel’s outstanding options and warrants and to the number of shares issuable under Intec Israel’s existing option plans.

Following completion of the reverse share split, Intec Israel plans to effect a domestication merger whereby Domestication Merger Sub Ltd. (“Domestication Merger Sub”), an Israeli company and a wholly-owned subsidiary of Intec US, will merge with and into Intec Israel with Intec Israel being the surviving entity and a wholly-owned subsidiary of Intec US (the “Domestication Merger”). In connection with the Domestication Merger, all of Intec Israel’s ordinary shares outstanding immediately prior to the Domestication Merger will convert, on a one-for-one basis, into shares of common stock of Intec US, par value $0.01 per share, and all options and warrants to purchase Intec Israel’s ordinary shares outstanding immediately prior to the Domestication Merger will be exchanged for equivalent securities of Intec US. Intec Israel will continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Domestication Merger and it will continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Domestication Merger.

Both the reverse share split and Domestication Merger will take place prior to completion of the private placement and Decoy Merger. The reverse share split is scheduled to become effective after trading closes on July 26, 2021 and the Domestication Merger is scheduled to enter into effect prior to market open on July 27, 2021. Following the reverse share split and Domestication Merger, Intec US will begin trading on the Nasdaq Capital Market instead of Intec Israel at the commencement of trading on July 27, 2021 under Intec Israel’s existing symbol “NTEC” but with a new CUSIP number (45828B 100).

Pursuant to the securities purchase agreement entered into by and between Intec US and the investor, Intec US will issue 10,909,091 (or 2,727,273 on a post-split basis) shares of its common stock (or common stock equivalents in lieu thereof) and warrants to purchase up to 10,909,091 (or 2,727,273 on a post-split basis) shares of its common stock, at an effective purchase price of $2.75 (or $11.00 on a post-split basis) per share and associated warrant. The warrants will have a term of five and one-half years, be exercisable immediately following the issuance date and have an exercise price of $2.75 (or $11.00 on a post-split basis) per share.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the private placement.

Intec US intends to use the net proceeds of the private placement for working capital purposes. The completion of the private placement is a closing condition to the Decoy Merger and the private placement is expected to occur immediately prior to the closing of the Decoy Merger on or about August 3, 2021, subject to satisfaction of customary closing conditions.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

Under a registration rights agreement with the investor, the Company is required to file an initial registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the shares of common stock (or common stock equivalents in lieu thereof) to be issued to the investor (including the shares of common stock underlying the warrants) within 30 days and to use best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 75 days in the event of a “full review” by the Securities and Exchange Commission.

The Domestication Merger and reverse share split will not affect any shareholder’s ownership percentage of Intec Israel’s ordinary shares, except to the extent that the reverse share split would result in any shareholder owning a fractional share. Fractional ordinary shares will be rounded up to the nearest whole share. As a result of the reverse share split, the number of outstanding ordinary shares of Intec Israel will be reduced from approximately 7,370,883 ordinary shares to approximately 1,842,721 ordinary shares.

Registered shareholders holding their ordinary shares in book-entry or through a bank, broker or other nominee form do not need to take any action in connection with the reverse share split and Domestication Merger. For those shareholders holding physical share certificates, the Company’s transfer agent, VStock Transfer, LLC, will send instructions for exchanging those certificates for new certificates representing the post-split number of shares. VStock Transfer, LLC can be reached at (212) 828-8436.

Additional information about the reverse share split, Domestication Merger and Decoy Merger can be found in the Company’s proxy statement/prospectus included in the registration statement on Form S-4 filed with the Securities and Exchange Commission on May 12, 2021, a copy of which is also available at www.sec.gov or at https://www.intecpharma.com.com/ under the SEC Filings tab located on the Investor Relations page.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Intec Pharma Ltd.

Intec Pharma is a clinical-stage biopharmaceutical company focused on developing drugs based on its proprietary Accordion Pill platform technology. The Company’s Accordion Pill is an oral drug delivery system that is designed to improve the efficacy and safety of existing drugs and drugs in development by utilizing an efficient gastric retention and specific release mechanism. For more information, visit www.intecpharma.com. Intec Pharma routinely posts information that may be important to investors in the Investor Relations section of its website.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act. These include statements regarding management’s expectations, beliefs and intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies, plans and prospects. Forward-looking statements can be identified by the use of forward-looking words such as “believe”, “expect”, “intend”, “plan”, “may”, “should”, “could”, “might”, “seek”, “target”, “will”, “project”, “forecast”, “continue” or “anticipate” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. For example, forward-looking statements are used in this press release when Intec Israel discusses its plans to effect a reverse share split and Domestication Merger, the expected timing of the reverse share split, Domestication Merger and completion of the private placement and intended use of proceeds. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the following: risks associated with Intec Pharma’s and Decoy’s ability to consummate the Decoy Merger and the timing of the closing of the Decoy Merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the Decoy Merger will not occur; risks related to the ability to consummate certain closing conditions including the private placement and the disposition of the Accordion Pill business, the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Intec Pharma or Decoy following the announcement of the merger agreement and the transactions contemplated therein; unanticipated difficulties or expenditures relating to the Decoy Merger, the response of business partners and competitors to the announcement of the Decoy Merger, and/or potential difficulties in employee retention as a result of the announcement and pendency of the Decoy Merger; the occurrence of any event, change, or other circumstance that could give rise to the termination of the merger agreement or could otherwise cause the transaction to fail to close; the inability to list the merger shares on Nasdaq or maintain the listing of the combined company’s shares of common stock on Nasdaq following the Decoy Merger; the ability to recognize the anticipated benefits of the Decoy Merger. Risks and uncertainties relating to Decoy that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but not limited to: Decoy’s plans to develop and potentially commercialize its technology, the timing and cost of Decoy’s planned investigational new drug application and any clinical trials, the completion and receiving favorable results in any clinical trials, Decoy’s ability to obtain and maintain regulatory approval of any product candidate, Decoy’s ability to protect and maintain its intellectual property and licensing arrangements, Decoy’s ability to develop, manufacture and commercialize its product candidates, the risk of product liability claims, the availability of reimbursement, the influence of extensive and costly government regulation, and Decoy’s estimates regarding future revenue, expenses capital requirements and the need for additional financing following Decoy Merger. These risks, as well as other risks and uncertainties associated with Decoy Merger, are discussed in the proxy statement/prospectus that is included in the registration statement on Form S-4 that was filed with the SEC in connection with the Decoy Merger. Additional risks and uncertainties are identified and discussed under the heading “Risk Factors” in Intec Israel’s Annual Report and other period filings with the SEC. All forward-looking statements speak only as of the date of this presentation and are expressly qualified in their entirety by the cautionary statements included in this presentation. Neither Intec Israel nor Decoy undertake any obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law.

Intec Pharma Investor Contact:

Will O’Connor

Stern IR

+1 212-362-1200

will@sternir.com